Exhibit 99.1
AMETEK Announces First Quarter Results

Berwyn, Pa., May 1, 2025 – AMETEK, Inc. (NYSE: AME) today announced its financial results for the first quarter ended March 31, 2025.

AMETEK’s first quarter 2025 sales were $1.73 billion, in-line with the first quarter of 2024 sales. Operating income increased 2% to $454.8 million, and operating margins were up 60 basis points to 26.3%, both versus prior year’s adjusted results. Free cash flow to net income conversion was 112% in the quarter.

On a GAAP basis, first quarter earnings per diluted share were $1.52. Adjusted earnings in the quarter were $1.75 per diluted share, up 7% from the first quarter of 2024. Adjusted earnings adds back non-cash, after-tax, acquisition-related intangible amortization of $0.23 per diluted share. A reconciliation of reported GAAP results to adjusted results is included in the financial tables accompanying this release and on the AMETEK website.

“AMETEK delivered excellent results in the first quarter with high single digit orders growth, outstanding operating performance, solid free cash flow conversion and strong margin expansion,” stated David A. Zapico, AMETEK Chairman and Chief Executive Officer. “The proven strength and flexibility of the AMETEK Growth Model, coupled with exceptional operational execution, enabled us to navigate an uncertain macroeconomic environment and deliver earnings solidly above our expectations.”

Electronic Instruments Group (EIG)
EIG sales in the first quarter were $1.14 billion, down 1% from the first quarter of 2024. EIG’s operating income in the quarter was up slightly to $354.1 million with operating income margins of 31.0%, up 50 basis points versus the prior year.

"EIG posted solid first-quarter results with continued excellent operating performance leading to outstanding operating margins and strong margin expansion," stated Mr. Zapico. “Our diverse portfolio of highly differentiated technologies positions our EIG businesses to benefit from long-term secular growth drivers across attractive markets.”

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Electromechanical Group (EMG)
EMG sales in the first quarter were a record $588.3 million, up 2% from the first quarter of 2024. EMG’s first quarter operating income was up 7% to $128.7 million, and operating income margins were up 120 basis points to 21.9% in the quarter, versus the prior year’s adjusted results.

“EMG’s first quarter results were excellent, with solid organic sales growth, robust orders growth, strong operating performance and outstanding margin expansion,” added Mr. Zapico. “We are encouraged by the solid sales and orders growth in the quarter, in particular within our Paragon Medical business, which saw a sizeable increase in orders in the quarter.”

2025 Outlook
“I am very pleased with AMETEK’s strong results in the first quarter. Our results highlight the robust and durable nature of the AMETEK Growth Model and the flexibility of our distributed operating structure," stated Mr. Zapico. “These characteristics have proven to be key differentiators for AMETEK during prior periods of macroeconomic uncertainty."

"While uncertainty has increased as a result of the global trade dynamics, we believe we can offset tariff headwinds through the implementation of mitigation actions. As a result, we continue to expect overall sales for the year to be up low single digits compared to 2024 and adjusted earnings per diluted share to be in the range of $7.02 to $7.18, up 3% to 5% versus the comparable basis for 2024,” noted Mr. Zapico.

Conference Call
AMETEK will webcast its first quarter 2025 investor conference call on Thursday, May 1, 2025, beginning at 8:30 AM ET. The live audio webcast will be available and later archived in the Investors section of www.ametek.com.

About AMETEK
AMETEK (NYSE: AME) is a leading global provider of industrial technology solutions serving a diverse set of attractive niche markets with annual sales of approximately $7.0 billion. The AMETEK Growth Model integrates the Four Growth Strategies - Operational Excellence, Technology Innovation, Global and Market Expansion, and Strategic Acquisitions - with a disciplined focus on cash generation and capital deployment. AMETEK's objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. Founded in 1930, AMETEK has been listed on the NYSE for over 90 years and is a component of the S&P 500. For more information, visit www.ametek.com.

Forward-looking Information
Statements in this news release relating to future events, such as AMETEK’s expected business and financial performance, are "forward-looking statements." Forward-looking statements are

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subject to various factors and uncertainties that may cause actual results to differ materially from expectations. These factors and uncertainties include risks related to AMETEK’s ability to consummate and successfully integrate future acquisitions; risks with international sales and operations, including supply chain disruptions, tariffs, trade disputes and currency conditions; AMETEK’s ability to successfully develop new products, open new facilities or transfer product lines; the price and availability of raw materials; compliance with government regulations, including environmental regulations; changes in the competitive environment or the effects of competition in our markets; the ability to maintain adequate liquidity and financing sources; and general economic conditions affecting the industries we serve. A detailed discussion of these and other factors that may affect our future results is contained in AMETEK’s filings with the U.S. Securities and Exchange Commission, including its most recent reports on Forms 10-K, 10-Q and 8-K. AMETEK disclaims any intention or obligation to update or revise any forward-looking statements.

Contact:
Kevin Coleman
Vice President, Investor Relations and Treasurer
kevin.coleman@ametek.com
Phone: 610.889.5247

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AMETEK, Inc.
Consolidated Statement of Income
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2025	2024
Net sales	$1,731,971	$1,736,180

Cost of sales	1,106,971	1,144,681
Selling, general and administrative	170,171	174,283
Total operating expenses	1,277,142	1,318,964
Operating income	454,829	417,216
Interest expense	(18,993)	(35,254)
Other (expense) income, net	(1,614)	(633)
Income before income taxes	434,222	381,329
Provision for income taxes	82,464	70,386
Net income	$351,758	$310,943

Diluted earnings per share	$1.52	$1.34
Basic earnings per share	$1.52	$1.35

Weighted average common shares outstanding:
Diluted shares	231,542	232,035
Basic shares	230,668	231,097

Dividends per share	$0.31	$0.28

AMETEK, Inc.
Information by Business Segment
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2025	2024
Net sales:
Electronic Instruments	$1,143,673	$1,156,779
Electromechanical	588,298	579,401
Consolidated net sales	$1,731,971	$1,736,180

Operating income:
Segment operating income:
Electronic Instruments	$354,050	$352,940
Electromechanical	128,718	90,691
Total segment operating income	482,768	443,631
Corporate administrative expenses	(27,939)	(26,415)
Consolidated operating income	$454,829	$417,216

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AMETEK, Inc.
Condensed Consolidated Balance Sheet
(In thousands)

	March 31,	December 31,
	2025	2024
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$399,001	$373,999
Receivables, net	996,536	948,830
Inventories, net	1,069,527	1,021,713
Other current assets	295,732	258,490
Total current assets	2,760,796	2,603,032

Property, plant and equipment, net	830,840	818,611
Right of use asset, net	228,180	235,666
Goodwill	6,631,335	6,555,877
Other intangibles, investments and other assets	4,425,945	4,417,983
Total assets	$14,877,096	$14,631,169

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term borrowings and current portion of long-term debt, net	$471,521	$654,346
Accounts payable and accruals	1,491,038	1,444,241
Total current liabilities	1,962,559	2,098,587

Long-term debt, net	1,459,445	1,425,375
Deferred income taxes and other long-term liabilities	1,485,146	1,451,903
Stockholders' equity	9,969,946	9,655,304
Total liabilities and stockholders' equity	$14,877,096	$14,631,169

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AMETEK, Inc.
Reconciliations of GAAP to Non-GAAP Financial Measures
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2025	2024
EMG Segment operating income (GAAP)	$128,718	$90,691
Paragon integration costs	—	29,231
Adjusted EMG Segment operating income (Non-GAAP)	$128,718	$119,922

Operating income (GAAP)	$454,829	$417,216
Paragon integration costs	—	29,231
Adjusted Operating income (Non-GAAP)	$454,829	$446,447

Diluted earnings per share (GAAP)	$1.52	$1.34
Paragon integration costs	—	0.13
Income tax benefit on Paragon integration costs	—	(0.03)
Pretax amortization of acquisition-related intangible assets	0.30	0.27
Income tax benefit on amortization of acquisition-related intangible assets	(0.07)	(0.06)
Rounding	—	(0.01)
Adjusted Diluted earnings per share (Non-GAAP)	$1.75	$1.64

Cash provided by operating activities (GAAP)	$417,545	$410,227
Deduct: Capital expenditures	(23,069)	(27,652)
Free cash flow (Non-GAAP)	$394,476	$382,575
Free cash flow conversion (Non-GAAP)	112%	123%

EMG Segment operating margin (GAAP)	21.9%	15.7%
Paragon integration costs	—%	5.0%
Adjusted EMG Segment operating margin (Non-GAAP)	21.9%	20.7%

Operating income margin (GAAP)	26.3%	24.0%
Paragon integration costs	—%	1.7%
Adjusted Operating income margin (Non-GAAP)	26.3%	25.7%

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AMETEK, Inc.
Reconciliations of GAAP to Non-GAAP Financial Measures
(In thousands, except per share amounts)
(Unaudited)

	Forecasted Diluted Earnings Per Share
	Year Ended
	December 31, 2025
	Low	High

Diluted earnings per share (GAAP)	$6.14	$6.30
Pretax amortization of acquisition-related intangible assets	1.16	1.16
Income tax benefit on amortization of acquisition-related intangible assets	(0.28)	(0.28)
Adjusted Diluted earnings per share (Non-GAAP)	$7.02	$7.18

Use of Non-GAAP Financial Information
The Company supplements its consolidated financial statements presented on a U.S. generally accepted accounting principles (“GAAP”) basis with certain non-GAAP financial information to provide investors with greater insight, increased transparency and allow for a more comprehensive understanding of the information used by management in its financial and operational decision-making. Reconciliation of non-GAAP measures to their most directly comparable GAAP measures are included in the accompanying financial tables. These non-GAAP financial measures should be considered in addition to, and not as a replacement for, or superior to, the comparable GAAP measure, and may not be comparable to similarly titled measures reported by other companies.
The Company believes that these measures provide useful information to investors by reflecting additional ways of viewing AMETEK’s operations that, when reconciled to the comparable GAAP measure, helps our investors to better understand the long-term profitability trends of our business, and facilitates easier comparisons of our profitability to prior and future periods and to our peers.

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